EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2023. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Preliminary First Semester Realization Results and Full-Year Outlook for the 2024 Budget

On July 5, 2024, the Ministry of Finance announced preliminary realization figures for the first semester, or the first six months, of the 2024 budget. Based on the announcement, the realized Government revenues for the first semester of 2024 are expected to reach Rp1,320.7 trillion, representing a decrease of 6.2% from Rp1,407.9 trillion for the first semester of 2023. The realized revenues for the first semester of 2024 comprise total tax revenues that are expected to be Rp1,028.0 trillion, representing a decrease of 7.0% from Rp1,105.6 trillion for the first semester of 2023, and total non-tax revenues that are expected to be Rp288.4 trillion, representing a decrease of 4.5% from Rp302.1 trillion for the first semester of 2023.

Based on the announcement, the realized Government expenditures for the first semester of 2024 are expected to be Rp1,398.0 trillion, representing an increase of 11.3% from Rp1,255.7 trillion for the first semester of 2023. Out of the realized Government expenditures, total central Government expenditures are expected to be Rp997.9 trillion, representing an increase of 11.9% from Rp891.6 trillion for the first semester of 2023, and total transfers to regions and rural fund are expected to be Rp400.1 trillion, representing an increase of 9.9% from Rp364.1 trillion for the first semester of 2023.

As a result, the Government expects to realize a primary balance of a surplus of Rp162.7 trillion for the first semester of 2024, compared to a surplus of Rp368.2 trillion in the first semester of 2023. The total deficit is expected to be Rp77.3 trillion for the first semester of 2024, representing 0.34% of the GDP.

The announcement on July 5, 2024 also contained the Government’s full-year outlook for the 2024 budget. Based on the announcement, Government revenues for 2024 are expected to reach Rp2,802.5 trillion, comprising expected total tax revenues of Rp2,218.4 trillion, expected total non-tax revenues of Rp549.1 trillion and expected grants of Rp34.9 trillion. Government expenditures for 2024 are expected to reach Rp3,412.2 trillion, comprising central Government expenditures of Rp2,558.2 trillion and total transfers to regions and rural funds of Rp854.0 trillion. The Government expects to realize a primary balance deficit of Rp110.8 trillion for 2024. For more details, see “Government Budget—Fiscal Policy” in this document.

The preliminary first semester realization results and full-year outlook for the 2024 budget described above are preliminary and subject to finalization and audit by the Government in the ordinary course. The actual 2024 budget realization results may differ materially from what are described herein and, as such, undue reliance should not be placed on these preliminary results. See “Forward-Looking Statements” in the Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2023.

Latest Status of the Planned New Capital, Nusantara

In July 2024, Presidential Regulation No. 75/2024 was passed to accelerate the development of the planned new capital city, Nusantara, offering incentives to potential investors, including granting up to 190 years of cultivation rights (hak guna usahaa, or HGU) and up to 160 years of building use rights (hak guna bangunan, or HGB).

As of August 5, 2024, the physical work for the first portion of basic infrastructure for Nusantara had reached approximately 68% completion. The Ministry of Public Works and Housing currently expects that the overall project will be completed by 2045. To date, the Government has expended IDR84.5 trillion in the construction of basic infrastructure such as toll roads and connectivity, housing for civil servants and water utilities, and by law the Government’s fiscal contribution to the total cost of construction of the new capital is capped at 20%. The remainder of the funding is expected to be provided through public-private partnerships, or PPPs, and private investment by domestic and international investors. The Government is currently in discussions with prospective investors for a total indicative investment commitment of IDR56.2 trillion for a number of projects in Nusantara, including hospitals, education institutions and logistics hubs.

In early August, the Government held its first cabinet meeting in the new capital. On August 17, 2024, the Government commemorated the Republic’s 79th independence anniversary at ceremonies jointly held in Jakarta and at the state palace in Nusantara, the development of which continues. The ceremony that took place in Nusantara was attended by President Joko Widodo and President-elect Prabowo Subianto, who is to assume office in October 2024 and has publicly stated his commitment to continuing the development of Nusantara.

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Six Months Ended June 30,
	2019L	2020L	2021L	2022L	2023L	2024P
National account and prices:
Real GDP growth (period-on-period)	5.0%	(2.1)%	3.7%	5.3%	5.1%	5.1%
Per capita GDP (in millions of Rupiah)	59.1	56.9	62.2	71.0	75.0	N/A
Per capita GDP (in U.S. dollars)(1)	4,175	3,912	4,350	4,784	4,856	N/A
Inflation rate (year-on-year change in CPI)	2.7%	1.7%	1.9%	5.5%	2.6%	2.5%
External sector:
Current account (% of GDP)	(2.7)%	(0.4)%	0.3%	1.0%	(0.2)%	(0.8)%
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(2.2)%	(6.1)%	(4.6)%	(2.4)%	(1.6)%	(0.34)%
External debt of the central Government (in trillions of Rupiah)	1,815.1	2,041.0	2,077.8	2,302.7	2,346.0	2,439.1
Debt service ratio (% of Government revenue)	42.9%	47.3%	45.0%	34.5%	38.5%	47.8%

Sources: Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	Laporan Keuangan Pemerintah Pusat (“LKPP”) (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,148 per U.S. dollar for 2019, Rp14,556 per U.S. dollar for 2020, Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022 and Rp15,439 per U.S. dollar for 2023. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

Sustainable Development Goals

In September 2021, the Republic published its SDGs Government Securities Framework for the issuance of green and blue bonds and sukuk and social and sustainability bonds and sukuk (which are collectively referred to as “green and SDG” securities). Under the framework, green and SDG securities are issued to fund eligible expenditures with (a) green and blue focus of 10 categories, comprising (i) renewable energy, (ii) energy efficiency, (iii) resilience to climate change for highly vulnerable areas and sectors and disaster risk reduction, (iv) sustainable transport, (v) waste to energy and waste management, (vi) sustainable management of nature resources on land, (vii) sustainable management of natural resources on ocean, (viii) green tourism, (ix) green buildings, and (x) sustainable water and wastewater management, and (b) social focus of four categories, comprising (i) employment generation and socioeconomic advancement and empowerment, (ii) food security and sustainable food systems, (iii) access to essential services, and (iv) affordable basic infrastructure. The Republic believes that eligible expenditures will deliver environmental and social benefits as part of the Republic’s efforts in achieving its 2030 SDGs targets.

The Republic’s 2030 SDGs targets have been described in the Roadmap of SDGs Indonesia, which was published by the Ministry of National Development Planning (“Bappenas”) pursuant to Presidential Regulation No. 59/2017. The 2030 SDGs targets include 17 targets with respect to green, social and sustainable development such as, among others, eradication of poverty and hunger, improvement of education, health and well-being, reduced inequalities, affordable and clean energy, climate action, and sustainable cities and communities, and the Republic aims to achieve those targets or make substantial progress by 2030.

The Republic has implemented an evaluation and selection process to seek to ensure that the proceeds from green and SDG securities are used for eligible expenditures. The process involves a budget tagging process where various ministries select and tag projects that are reviewed primarily by the Ministry of Finance for expenditures with green and blue focus and by the Bappenas for expenditures with social focus. Tagged projects that fall into one or more of the eligibility criteria and that have a project development timeline consistent with the tenor of the relevant green and SDG securities may be approved by the Bappenas and the Ministry of Finance, in coordination with other line ministries, to be funded by the proceeds of the relevant green and SDG securities.

The Ministry of Finance manages and allocates the proceeds from each issue of green and SDG securities and the ministries utilizing the proceeds track, monitor and report to the Ministry of Finance the environmental and social benefits of the eligible expenditures in their portfolio. A green and SDG securities allocation register has been established to record the allocation of proceeds therefrom. For each issue of green and SDG securities, the Republic currently reports the fund allocation and the respective impacts annually. This reporting policy is not a contractual obligation of the Republic, and the Republic may decide to change its reporting policy or not comply with the policy at any time. If the Republic does provide such reports, they are published on a designated page of the Ministry of Finance’s website.

There is currently no market consensus on what precise attributes are required for a particular project or series of notes to be defined as “green” or “social,” and therefore the Republic gives no assurance that selected projects will meet expectations regarding environmental or social performance.

Although the projects are selected in accordance with the categories recognized under the SDGs Government Securities Framework and are developed in accordance with relevant legislation and standards, the projects may fail to deliver the benefits as anticipated, and there can be no assurance that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects.

A second opinion on the SDGs Government Securities Framework was published on September 1, 2021 and, pursuant to its terms, remained relevant to all issuances under the framework for a duration of three years from the date of publication of the second opinion as long as the framework remained unchanged. No other second opinion on the SDGs Government Securities Framework has been procured, and the SDGs Government Securities Framework is not currently subject to any other external validation. The Republic is in the process of updating the SDGs Government Securities Framework and expects to obtain a new second opinion in due course.

Environment

The Republic’s national climate change policy, as updated in September 2022, targets a 31.9% reduction in greenhouse gas emissions or, subject to the support of the international community, a 43.2% reduction in greenhouse gas emissions by 2030 relative to business-as-usual projections for that year. This is in line with the Republic’s pledge made at the 26th United Nations Climate Change Conference to achieve net zero greenhouse gas emissions by 2060.

The Republic anticipates that its pursuit of these targets, in conjunction with the ongoing global transition towards sustainable energy and the climate commitments made by governments and the private sector, will, over time, lead to declines in demand for conventional sources of energy such as coal, oil, gas, and timber in the future. This anticipated decline is likely to result in lower export and domestic consumption, presenting challenges to the Republic’s sectors centered on these natural resources. The Government is proactively addressing these challenges by seeking to diversify the national economy and investing in sustainable energy sources through initiatives such as the following:

•

Investment in emerging sectors. The Republic is channeling investments into renewable energy sectors such as solar, wind and geothermal energy. For example, following the Government mandate stipulated in Indonesia’s Law 3/2022 and Presidential Regulation 63/2022, Nusantara must be powered by 100% renewable electricity and achieve net zero by 2045. The cultivation of these renewable energy industries is anticipated to yield economic benefits and stimulate job creation.

•

Developing value-added industries. The Republic has implemented policies to develop downstream manufacturing and refining industries that add value to the raw materials before export. This approach increases export value, creates jobs and stimulates domestic industrial growth. See “Economy and Gross Domestic Product – Principal Sectors of the Economy – Manufacturing Industry” in this document for further information.

•

Expanding market access. The Republic is pursuing trade agreements and strengthening trade partnerships to open new market opportunities for export, including export of products other than natural resources. The Republic is currently carrying out negotiations on 10 bilateral preferential or free trade agreements, such as the Indonesia-EU Comprehensive Economic Partnership Agreement.

•

Infrastructure improvements. Infrastructure development aims to enhance connectivity between different geographies, elevate economic productivity, drive urbanization and facilitate the movement of labor, foster equitable regional development and boost foreign and domestic investment. These goals, if achieved, will lay a solid foundation for Indonesia’s economic diversification. See “Infrastructure Development” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2023 for further information.

These efforts are expected to help reduce the Republic’s reliance on a narrow spectrum of commodities and better grow its economy, while steadfastly advancing towards its climate objectives.

Economy and Gross Domestic Product

Principal Sectors of the Economy

The following tables show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Six Months Ended June 30,
	2023P	%	2024P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	193,032	1.9	196,294	1.8
Non-Coal, Oil and Gas Manufacturing Industries	1,702,467	16.5	1,848,460	17.1

Total Manufacturing Industry	1,895,498	18.4	2,044,754	18.9
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,328,812	12.9	1,414,818	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	966,001	9.4	1,049,636	9.7
Forestry and Logging	62,196	0.6	62,778	0.6
Fishery	267,079	2.6	264,047	2.4

Total Agriculture, Forestry, and Fishery	1,295,277	12.6	1,376,461	12.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	248,443	2.4	263,159	2.4
Coal and Lignite Mining	641,821	6.2	403,846	3.7
Metal Ore	121,487	1.2	165,502	1.5
Other Mining and Quarrying	136,992	1.3	147,271	1.4

Total Mining and Quarrying	1,148,743	11.2	979,778	9.1
Construction	994,007	9.7	1,074,540	9.9
Government Administration, Defense Compulsory Social Security	314,510	3.1	356,915	3.3
Information and Communication	432,234	4.2	472,726	4.4
Transportation and Warehousing	588,436	5.7	659,051	6.1
Financial and Insurance Service	432,684	4.2	462,798	4.3
Education Service	283,290	2.8	305,134	2.8
Other*	1,121,402	10.9	1,223,965	11.3

Gross Value Added at Basic Prices	9,834,892	95.5	10,370,940	95.8
Taxes less Subsidies on Products	459,960	4.5	454,050	4.2

Total GDP	10,294,851	100.0	10,824,990	100.0

Source:  BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Six Months Ended June 30,
	2023P	%	2024P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	108,388	1.8	106,069	1.7
Non-Coal, Oil and Gas Manufacturing Industries	1,121,049	18.6	1,173,017	18.5

Total Manufacturing Industry	1,229,437	20.4	1,279,086	20.2
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	789,072	13.1	826,351	13.0
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	559,632	9.3	560,720	8.8
Forestry and Logging	30,749	0.5	30,486	0.5
Fishery	139,746	2.3	139,618	2.2

Total Agriculture, Forestry, and Fishery	730,127	12.1	730,824	11.5
Mining and Quarrying
Oil, Gas and Geothermal Mining	124,231	2.1	121,933	1.9
Coal and Lignite Mining	150,150	2.5	157,195	2.5
Metal Ore	74,859	1.2	91,007	1.4
Other Mining and Quarrying	87,149	1.4	93,234	1.5

Total Mining and Quarrying	436,389	7.2	463,368	7.3
Construction	566,847	9.4	609,029	9.6
Government Administration, Defense Compulsory Social Security	192,371	3.2	212,087	3.3
Information and Communication	395,960	6.6	427,739	6.7
Transportation and Warehousing	269,326	4.5	293,894	4.6
Financial and Insurance Service	246,844	4.1	261,379	4.1
Education Service	174,367	2.9	182,603	2.9
Other*	737,217	12.2	791,518	12.5

Gross Value Added at Basic Prices	5,767,956	95.5	6,077,879	95.8
Taxes less Subsidies on Products	269,360	4.5	266,111	4.2

Total GDP	6,037,316	100.0	6,343,990	100.0

Source:  BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

In the first half of 2024, the manufacturing sector grew by 4.0%, compared to the same period in 2023. This was primarily driven by growth of 5.7% in food and beverage industry supported by increased domestic demand for food and beverage products as well as the rice harvest, growth of 8.1% in chemical, pharmaceutical and traditional medicine industries caused by the increase in domestic and foreign demands, and growth of 17.3% in base metal industry driven by an increase in iron and steel demands.

The growth in manufacturing sector is in line with the Government’s downstreaming policy and policy of increasing the use of domestic products in automotive, energy and infrastructure sectors. The downstreaming policy is to develop more value-added downstream manufacturing and refining industries that add value to the raw materials before export. For example, instead of exporting raw nickel, the Republic has been encouraging investments in industries that produce nickel-based products such as batteries for electric vehicles by measures including tax incentives and local content requirements. The downstreaming policy currently focuses on a few mining commodities, i.e., nickel, copper, tin, bauxite and coal, and the Government plans to expand the policy coverage to agricultural commodities such as palm oil, and fishery and other marine products.

Wholesale and retail trade; repair of motor vehicles and motorcycles

In the first half of 2024, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.7%, compared to the same period in 2023. This was driven by growth of 5.8% in wholesale and retail trade of goods other than cars and motorcycles, driven by domestic demand particularly during religious holidays and in line with the increased supply of domestic and imported goods.

Agriculture, forestry and fishery

In the first half of 2024, the agriculture, forestry and fishery sector grew by 0.1%, compared to the same period in 2023. This was primarily due to the growth in plantation crops and animal husbandry.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2022R	2023P
	(in thousands of tons, except as otherwise indicated)
Food crops
Rice	54,749	53,981
Cassava	14,951	16,764
Corn	22,357	19,986
Sweet Potato	1,511	1,430
Soybeans (shelled)	302	349
Peanuts (shelled)	380	350
Mung beans	133	166
Estate cash crops
Dry Rubber	2,717	2,651
Coffee	775	760
Cocoa	651	642
Tea	125	123
Sugarcane	2,406	2,271
Tobacco	222	239
Palm Oil	46,819	46,986
Livestock
Meat	4,947	5,290
Eggs	6,339	6,886
Milk	824	837
Fish products
Captured Fish	7,400	7,770
Farmed Fish	14,776	16,968
Forestry(1)
Logs	56,665	59,745
Sawn Timber	2,297	2,118
Plywood	4,207	3,470

Sources: BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fisheries, and Ministry of Environment and Forestry

R	Revised.
P	Preliminary.
N/A	Not Available.
(1)	All units are in thousands of cubic meters.

Mining and Quarrying

In the first half of 2024, the mining and quarrying sector grew by 6.2%, compared to the same period in 2023. This was driven principally by growth of 21.6% in metal ore mining, growth of 7.0% in other mining and quarrying and growth of 4.7% in coal and lignite mining.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

	As of December 31,	As of June 30,
	2023P	2024P

	(in U.S. dollars per barrel)
ICP	75.5	79.3

Sources: Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.

Construction

In the first half of 2024, the construction sector grew by 7.4%, compared to the same period in 2023, principally as a result of ongoing major projects such as the construction of Nusantara, the development of Patimban Port and the construction of the Trans-Sumatra Toll Road.

Transportation and Warehousing

In the first half of 2024, the transportation and warehousing sector grew by 9.1%, compared to the same period in 2023, attributable to the growth in all the transportation and warehousing subsectors. In particular, land transportation grew by 10.1%, sea transportation grew by 3.1% and air freight grew by 6.7%, primarily due to a surge in tourism, especially domestic tourists during the national holidays in first half of 2024. The warehousing and transportation support services and post and courier increased by 10.4%, primarily due to the increase of domestic market demand.

Information and Communication

In the first half of 2024, the information and communication sector grew by 8.0%, compared to the same period in 2023. This was driven by the increase in the number of internet users in Indonesia, a growing audience for Indonesian films and increased digital banking transactions.

Gross Domestic Product by Expenditure

The following table sets forth the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Expenditure

(at current prices)

	Six Months Ended June 30,
	2023P	%	2024P	%

	(in billions of Rupiah and percentage of GDP)
GDP	10,294,851	100.0	10,824,990	100.0
Add: Imports of goods and services	1,979,651	19.2	2,150,279	19.9

Total supply of goods and services	12,274,502	119.2	12,975,269	119.9
Less: Exports of goods and services	2,216,429	21.5	2,319,200	21.4

Total domestic expenditure	10,058,073	97.7	10,656,069	98.4

Allocation of total domestic expenditure:
Household consumption expenditure	5,468,445	53.1	5,924,269	54.7
NPISHs consumption expenditure	124,450	1.2	149,164	1.4
Government consumption expenditure	654,162	6.4	734,961	6.8

Total consumption	6,247,057	60.7	6,808,394	62.9
Gross domestic fixed capital formation	2,934,609	28.5	3,094,221	28.6
Change in inventories (residual)(1)	876,407	8.5	753,455	7.0

Total domestic expenditure	10,058,073	97.7	10,656,069	98.4

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)

	Six Months Ended June 30,
	2023P	%	2024P	%

	(in billions of Rupiah and percentage of GDP)
GDP	6,037,316	100.0	6,343,990	100.0
Add: Imports of goods and services	1,157,079	19.2	1,217,188	19.2

Total supply of goods and services	7,194,395	119.2	7,561,178	119.2
Less: Exports of goods and services	1,397,589	23.1	1,463,715	23.1

Total domestic expenditure	5,796,806	96.0	6,097,463	96.1

Allocation of total domestic expenditure:
Household consumption expenditure	3,213,352	53.2	3,371,511	53.1
NPISHs consumption expenditure	73,739	1.2	86,157	1.4
Government consumption expenditure	381,568	6.3	416,217	6.6

Total consumption	3,668,659	60.8	3,873,886	61.1
Gross domestic fixed capital formation	1,846,886	30.6	1,922,810	30.3
Change in inventories (residual)(1)	281,261	4.7	300,767	4.7

Total domestic expenditure	5,796,806	96.0	6,097,463	96.1

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table set forth the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of July 31,
	2023(1)	2024(2)
CPI	116.6	106.1
Annual percentage year-on-year	2.6%	2.1%

Source: BPS

(1)

Calculated on the basis of 2018 CPI = 100. From January 2020 to December 2023, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.

(2)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

Inflation by Commodity(1)

The following table sets forth percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

	As of December 31,	As of July 31,
	2023	2024
Food, drinks, and tobacco	6.2	3.7
Clothing and Footwear	0.8	1.0
Housing, water, electricity, and household fuel	0.5	0.5
Household equipment, tools, and routine maintenance	1.6	1.1
Health	1.9	1.8
Transportation	1.3	1.2
Information, communication, and financial services	0.2	(0.2)
Recreation, sports, and culture	1.7	1.5
Education	2.0	1.9
Food and beverage providers/restaurant	2.1	2.3
Personal care and other services	3.6	5.6

Source: BPS

(1)	Annual percentage year-on-year.

In July 2024, annual inflation was 2.1%, which was lower than the 2.5% annual inflation in June 2024. This was primarily due to smaller increases in the prices for majority of the sectors. The annual inflation decreased most in food, drinks and tobacco; transportation; and information, communication, and financial services. The annual inflation for these three sectors was 3.7%, 1.2% and (0.2)% in July 2024, respectively, compared to 5.0%, 1.6% and 0.2% in June 2024, respectively.

Regional Growth

In the first half of 2024, Java contributed 57.3% of Indonesia’s GDP, Sumatera contributed 22.0%, Kalimantan contributed 8.2%, Sulawesi contributed 7.0%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%.

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,142	11,531	10,545
Debt instrument	1,944	218	(103)

Total direct investments	22,086	11,749	10,442
Portfolio investments:
Equity securities	265	833	(1,382)
Debt securities	4,840	1,633	4,942

Total portfolio investments	5,104	2,466	3,559
Financial derivatives	(856)	(620)	(382)
Other investments	2,815	(3,760)	2,246

Total foreign investment	29,149	9,835	15,865

Source:   Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
North America	1,235	895	503
USA	1,151	873	466
Canada	83	21	35
Other North America(2)	2	0	2
Central and South America	605	498	(88)
Argentina	4	19	(287)
Brazil	0	1	3
Mexico	(1)	1	1
Cayman Islands	(48)	72	27
Other Central and South America	650	405	167
Europe	2,923	1,926	845
European Union	3,360	1,217	151
Austria	72	(29)	92
Belgium	68	27	190
Denmark	(4)	0	(3)
Finland	(16)	4	(42)
France	43	8	(16)
Germany	2,179	31	46
Greece	0	0	0
Ireland	102	45	6
Italy	(359)	(126)	(230)
Luxembourg	385	387	5
Netherlands	455	440	131
Portugal	217	232	(32)
Spain	194	194	2
Sweden	20	5	(9)
Other European Union	5	(1)	9
United Kingdom	(744)	437	447
Russia	1	1	1
Turkey	26	20	3
Other Europe	280	251	243
Asia	16,239	7,986	9,924
Japan	2,212	1,805	930
People’s Republic of China	1,679	886	1,250
South Korea	1,716	455	657
India	19	7	(6)
Hong Kong SAR	3,769	1,610	1,314
Taiwan	(5)	(76)	48
Saudi Arabia	2	1	2
ASEAN	6,259	3,253	5,753
Brunei Darussalam	0	0	0
Cambodia	2	1	1
Lao PDR	0	—	0
Malaysia	469	19	160
Myanmar	0	0	0
Philippines	17	11	7

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Singapore	5,141	3,202	5,306
Thailand	626	18	272
Vietnam	4	2	6
Other Asia	589	45	(24)
Australia and Oceania	578	86	26
Australia	576	77	42
New Zealand	(1)	(2)	1
Other Australia and Oceania	3	11	(17)
Africa	424	373	(36)
South Africa	(1)	(1)	0
Other Africa	425	374	(36)
Others	35	6	28

Total	22,040	11,769	11,202

Source:   Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Equity capital(1)	20,142	11,531	10,545
Debt instruments:
Inflow	44,187	21,738	21,293
Outflow	(42,243)	(21,520)	(21,396)
Total debt instruments	1,944	218	(103)

Total direct investments	22,086	11,749	10,442

Memorandum(2)
Direct investment in Indonesia	22,040	11,769	11,202

Source:   Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign direct investment maintained a surplus totaling U.S.$22.1 billion in 2023, primarily in the form of equity capital, representing a decrease of 10.6% from a U.S.$24.7 billion surplus in 2022. The decrease was primarily due to decreases of investment in transportation, storage and communication as well as financial intermediaries, partially offset by increases of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from Singapore, the United Kingdom and the People’s Republic of China, partially offset by increases of investment from Germany, Hong Kong SAR and Thailand. The manufacturing, transportation, storage, communication and trade sectors were the main contributors to net foreign direct investment inflows in 2023. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

In the first half of 2024, foreign direct investment maintained a surplus totaling U.S.$10.4 billion, primarily in the form of equity capital, representing a 11.1% decrease from a U.S.$11.7 billion surplus in the first half of 2023. The decrease was primarily due to decreases of investment in the transportation, storage, communication, mining and quarrying and manufacturing sectors, partially offset by an increase of investment in the trade sector. With respect to country of origin, there were decreases of investment from Japan, USA, Luxembourg and the Netherlands, partially offset by increases of investment from Singapore, the People’s Republic of China and Thailand. The manufacturing, trade, as well as financial intermediaries’ sectors were the main contributors to net foreign direct investment inflows in the first half of 2024. Investors from ASEAN countries, especially Singapore, were the main contributors to net foreign direct investment inflows.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Equity securities:
Inflows	60,362	30,009	36,156
Outflows	(60,097)	(29,176)	(37,538)
Net equity securities	265	833	(1,382)
Debt securities (net)	4,840	1,633	4,942

Total portfolio investments	5,104	2,466	3,559

Source:   Bank Indonesia

P	Preliminary.

In 2023, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$5.1 billion, compared to the net outflow of U.S.$6.6 billion in 2022. The net inflow comprises predominantly long-term instruments such as SBN denominated in Rupiah, as well as the newly introduced instrument Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia (“SRBI”)).

In the first half of 2024, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$3.6 billion, compared to the net inflow of U.S.$ 2.5 billion in the first half of 2023. The net inflow was mainly driven by foreign capital inflow in the form of SRBI and Government bonds issued in international capital markets.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	1,326	231	2,139
Debt repayments	(4,576)	(2,584)	(1,131)

Total bank sector	(3,250)	(2,353)	1,008
Corporate sector:
Disbursements	18,462	6,846	6,897
Debt repayments	(17,070)	(8,292)	(6,670)

Total corporate sector	1,392	(1,445)	227
Other (net)(1)	4,673	38	1,011

Total other investments	2,815	(3,760)	2,246

Source:   Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In 2023, other foreign investments increased from a surplus of U.S.$0.2 billion in 2022 to a surplus of U.S.$2.8 billion. The increase is primarily attributable to net drawings of foreign loans by the Government and corporate sector.

In the first half of 2024, other foreign investments improved from a deficit of U.S.$3.8 billion in the first half of 2023 to a surplus of U.S.$2.2 billion. The surplus is primarily due to net drawings of foreign loans by the banking sector and the Government.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,946	1,071	866
Forestry	96	62	62
Fishery	26	17	53
Mining	4,715	2,161	2299

Total Primary Sector	6,782	3,310	3,280

Secondary sector:
Food Industry	2,263	1,117	1,275
Textile Industry	458	244	400
Leather Goods & Footwear Industry	782	369	337
Wood Industry	158	80	45
Paper and Printing Industry	3,431	1,107	1,817
Chemical and Pharmaceutical Industry	4,805	2,327	1,924
Rubber and Plastic Industry	576	334	424
Non Metallic Mineral Industry	523	195	314
Metal, Industry not Machinery & Electronic Industry	11,787	5,425	7,146
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,478	784	1,133
Motor Vehicles & Other Transport Equipment Industry	2,046	855	1,055
Other Industry	382	218	278

Total Secondary Sector	28,690	13,054	16,148

Tertiary sector:
Electricity, Gas & Water Supply	2,742	1,422	1,397
Construction	282	125	465
Trade & Repair	944	505	828
Hotel & Restaurant	811	507	505
Transportation, Storage & Communication	5,615	3,155	1,956
Housing, Ind. Estate & Office Building	2,575	1,377	1,752
Other Services	1,827	1,093	1,786

Total Tertiary Sector	14,795	8,185	8,689

Total	50,268	24,549	28,117

Source:   BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in billions of Rupiah)
Primary sector
Food Crops, Plantation & Livestock	42,912	22,763	19,016
Forestry	23,032	12,014	27,591
Fishery	2,507	1,146	925
Mining	86,689	39,374	53,393

Total Primary Sector	155,140	75,297	100,924

Secondary sector:
Food Industry	54,828	26,724	32,977
Textile Industry	7,950	4,649	3,491
Leather Goods & Footwear Industry	1,641	931	607
Wood Industry	4,611	2,154	3,126
Paper and Printing Industry	9,295	4,045	5,315
Chemical and Pharmaceutical Industry	33,870	13,615	16,778
Rubber and Plastic Industry	9,256	4,560	3,950
Non Metallic Mineral Industry	7,770	4,462	4,783
Metal Industry not Machinery & Electronic Industry	25,886	8,733	14,985
Medical Precision & Optical Instruments, Watches & Clock, Machinery & Electronic Industry	4,263	2,040	2,441
Motor Vehicles & Other Transport Equipment Industry	6,173	2,769	3,649
Other Industry	6,114	2,405	2,722

Total Secondary Sector	171,657	77,087	94,824

Tertiary sector:
Electricity, Gas & Water Supply	37,585	20,912	23,858
Construction	32,813	14,697	12,808
Trade & Repair	48,558	21,523	34,964
Hotel & Restaurant	23,363	11,018	11,576
Transportation, Storage & Communication	76,659	32,440	59,866
Housing, Ind. Estate & Office Building	77,099	37,870	36,632
Other Services	52,048	24,558	32,745

Total Tertiary Sector	348,126	163,016	212,449

Total	674,923	315,400	408,198

Source:   BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Six Months Ended June 30,
	2023	2023	2024P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	14,840	7,355	7,404
Non-oil and gas exports (f.o.b.)	242,827	121,062	116,349

Total exports (f.o.b.)	257,667	128,418	123,753
Total imports (c.i.f.)	(222,356)	(108,922)	(110,082)

Balance of trade	35,310	19,496	13,672

Source:  Bank Indonesia

P	Preliminary.

In 2023, Indonesia recorded a trade surplus of U.S.$35.3 billion, which decreased by 30.5% from the U.S.$50.8 billion surplus in 2022. The lower trade surplus was mainly due to a 11.9% decrease in exports primarily due to softening demand from Indonesia’s major trading partners for its major non-oil and gas export commodities as well as decreasing commodity prices. In addition, imports (c.i.f) decreased by 8.0%, in line with the export performance.

In the first half of 2024, Indonesia recorded a trade surplus of U.S.$13.7 billion, which decreased by 29.9% from the U.S.$19.5 billion surplus in the first half of 2023. The lower trade surplus was primarily driven by a 3.6% year-on-year decrease in exports due to weakening demand from main trading partners and decreasing major commodity prices. In addition, imports (c.i.f) increased by 1.1% year-on-year.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Seven Months Ended July 31,
	2023R	2023R	2024P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	242,875	140,435	137,976
Oil and gas exports	15,923	9,066	9,323

Total exports	258,797	149,501	147,299

Imports:
Non-oil and gas imports	186,055	108,526	109,814
Oil and gas imports	35,831	19,772	21,565

Total imports	221,886	128.298	131,379

Source:   BPS

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated. In July 2024, Bank Indonesia adopted a new classification system for reporting commodity exports, as presented below. Comparative prior periods included in the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2023 have not been reclassified and are not directly comparable to the periods presented below.

Exports by Sector

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P
	(in thousands of U.S. dollars)
General merchandise	256,818,403	128,022,643	123,271,410
Agricultural products
Coffee bean	915,636	424,019	469,363
Medicinal herb, aromatic and spice plant	467,475	247,481	196,388
Bird nest	633,094	309,418	282,666
Seasonal fruit	334,262	133,836	250,662
Other non-timber forest product	620,760	294,445	268,592
Seaweed and other algae	279,744	161,788	89,605
Fresh / chilled fish	120,682	58,278	68,763
Clove	95,171	44,215	112,421
Vegetables	134,958	41,246	65,081
White pepper	63,953	33,898	47,348
Tobacco	86,675	32,897	47,054
Cocoa bean	46,595	27,054	39,950
Shrimp and prawn	43,236	19,708	43,306
Rubber latex	54,726	27,195	25,751
Crab	62,662	33,124	56,439
Other agricultural products	1,142,271	575,322	532,439

Total Agricultural products	5,101,900	2,463,922	2,595,830

Manufacture products
Palm oils	23,965,276	11,328,870	9,774,280
Iron/steel	27,599,169	13,293,349	13,313,461
Clothing and apparel of textile fabrics	6,801,682	3,329,655	3,352,407
Electrical equipment	7,706,789	4,143,289	3,785,192
Organic chemicals derived from agricultural products	6,233,256	3,138,087	3,005,412
Motor vehicle, four-wheel drive and more	6,843,321	3,313,367	3,108,049
Sport shoes	3,858,898	1,965,258	1,910,020
Crumb rubber	2,416,047	1,270,969	1,227,865
Pulp	3,486,523	1,900,241	1,613,573
Jewellery and precious articles	5,606,891	2,816,227	3,289,626
Nickel	6,806,140	3,450,445	3,538,858
Copper	2,285,775	1,051,151	1,732,065
Other papers	2,409,737	1,270,418	1,097,545
Spare parts for four or more wheeled vehicles	2,317,038	1,059,114	1,156,714
Machines for general purposes	1,887,282	893,624	1,063,069
Tin	1,783,633	831,104	454,056
Soap and household cleaning agents	1,925,666	935,723	956,498
Other telecommunications equipment	3,020,326	1,499,153	1,263,106

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P
	(in thousands of U.S. dollars)
Outer and inner tires	1,814,950	905,602	824,947
Wooden furniture	1,455,492	727,713	709,671
Fertilizers	1,426,122	662,056	620,974
Computer equipment	1,576,249	845,461	704,165
Organic chemicals derived from oil	774,988	416,134	372,332
Plywood	1,291,706	575,603	627,259
Spun yarn	1,068,095	558,122	466,300
Tanks and other armoured fighting vehicles and parts of such vehicles	1,286,171	656,507	539,267
Televisions and television equipment	1,362,151	669,926	702,716
Frozen shrimp and prawn	1,115,072	578,280	481,870
Semiconductors and other electronic components	1,870,186	914,358	1,059,128
Margarine	1,773,741	826,654	842,616
Oil-cake and solid residues	2,259,348	1,019,688	929,120
Machines for special purposes	1,419,386	731,524	597,148
Artificial resin (synthetic resin) and raw materials	1,294,712	659,961	633,051
Other organic chemicals	1,236,850	611,338	595,436
Oil products(1)	3,487,770	1,704,818	1,635,295
Liquefied Petroleum Gas(1)	143,213	34,553	149
Other manufacture products	43,669,758	21,282,941	23,014,343

Total Manufacture products	187,279,411	91,871,285	90,997,582

Mining products
Coal	34,590,782	19,112,133	15,160,741
Copper ore	8,326,477	3,283,882	4,185,454
Lignite	8,103,053	4,550,492	3,554,166
Other metal ore	68,121	68,120	16
Crude Oil(1)	1,716,572	842,720	1,174,212
Natural Gas(1)	8,037,106	4,089,647	3,898,158
o/w Liquefied Natural Gas	6,225,383	3,158,838	3,070,448
Other mining products	884,314	325,709	546,009

Total Mining products	61,726,425	32,272,703	28,518,757

Other merchandise(2)	2,710,667	1,414,733	1,159,241
Other goods(3)	848,317	395,187	481,965

Total Exports	257,666,720	128,417,830	123,753,374

Memorandum(4)
Non-oil & gas exports	242,826,690	121,062,425	116,349,499
Oil & gas exports	14,840,030	7,355,405	7,403,875

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The following table sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P
	(in thousands of U.S. dollars)
America
North America
United States of America	23,163,130	11,365,336	12,067,928
Canada	1,292,084	575,341	660,787
Other North America	2,869	1,089	1,833

Total North America	24,458,083	11,941,765	12,730,547

Central and South America
Argentina	200,319	114,554	88,969
Brazil	1,278,005	650,538	758,809
Mexico	2,129,927	940,626	1,098,764
Other Central and South America	2,387,097	1,157,697	1,188,841
Total Central and South America	5,995,347	2,863,414	3,135,383

Total America	30,453,431	14,805,179	15,865,931

Europe
European Union
Netherlands	3,868,396	1,871,975	2,230,582
Belgium	1,586,600	914,322	681,076
Italy	2,097,717	1,277,692	1,152,831
Germany	2,518,779	1,409,668	1,093,882
France	903,474	469,694	428,634
Spain	2,194,164	1,250,698	1,032,037
Other European Union	3,262,361	1,606,746	1,729,174

Total European Union	16,431,491	8,800,795	8,348,216

United Kingdom	1,456,782	773,105	786,930
Russia	912,270	451,054	511,495
Turkey	1,531,222	798,442	877,094
Other Europe	3,107,016	1,801,638	1,078,199

Total Europe	23,438,781	12,625,034	11,601,933

Asia and Middle East
ASEAN
Brunei Darussalam	196,352	103,648	132,953
Philippines	11,028,339	5,592,498	4,913,421
Cambodia	828,316	457,084	443,088
Lao PDR	16,650	7,952	9,854
Malaysia	11,818,755	6,126,537	5,537,474
Myanmar	728,215	395,413	269,523
Singapore	11,668,919	6,032,136	5,034,741
Thailand	7,151,731	3,665,088	3,700,633
Vietnam	7,524,281	3,736,921	4,289,391

Total ASEAN	50,961,558	26,117,275	24,331,078

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P
	(in thousands of U.S. dollars)
Hong Kong SAR	2,636,040	1,217,267	1,348,991
India	20,269,352	9,394,717	10,684,682
Iraq	235,746	92,759	170,592
Japan	20,654,400	10,922,843	10,087,409
South Korea	10,135,984	4,960,593	5,227,729
Pakistan	3,020,780	1,534,835	1,481,048
People’s Republic of China	64,769,663	31,145,399	27,882,031
Saudi Arabia	2,076,180	1,090,145	1,136,679
Taiwan	6,663,678	3,411,407	3,293,592
Other Asia and Middle East	10,381,481	4,914,061	4,810,610

Total Asia and Middle East	191,804,863	94,801,301	90,454,441

Australia and Oceania
Australia	3,001,010	1,393,217	2,188,065
New Zealand	591,665	291,565	282,546
Other Australia and Oceania	520,265	254,303	263,722

Total Australia and Oceania	4,112,940	1,939,086	2,734,333

Africa
South Africa	842,579	446,281	341,877
Other Africa	4,646,656	2,546,951	1,786,441

Total Africa	5,489,235	2,993,232	2,128,317

Unclassified exports(1)	2,367,471	1,253,997	968,418

Total, fob	257,666,720	128,417,830	123,753,374

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P
	(in thousands of U.S. dollars)
General Merchandise	219,755,942	107,646,919	108,693,798
Consumption Goods
Food and beverages, primary, mainly for household	2,883,081	1,314,321	1,304,943
Food and beverages, processed, mainly for household	6,043,813	2,623,711	3,436,232
Passenger motor cars	1,044,254	508,254	551,430
Transport equipment, nonindustrial	293,186	146,200	116,967
Durable consumer goods	2,291,875	1,085,770	1,126,827
Semi-durable consumer goods	4,113,141	1,912,091	1,845,993
Non-durable consumer goods	3,351,800	1,602,286	1,518,464
Fuels and lubricants, processed, oil products(2)	10,785,334	5,037,104	6,388,860
Goods not elsewhere specified	621,571	172,170	99,536

Total Consumption Goods	31,428,054	14,401,908	16,389,251

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,883,310	3,673,991	3,847,627
Food and beverages, processed, mainly for industry	5,227,898	2,631,583	2,741,614
Industrial supplies, primary	6,756,735	3,221,177	3,729,967
Industrial supplies, processed	66,776,164	34,077,236	32,855,088
Parts and accessories for capital goods	22,607,635	11,393,671	11,657,912
Parts and accessories for transport equipment	9,522,749	4,606,790	3,910,008
Fuels and lubricants, primary	15,633,539	7,348,621	7,598,724
o/w Crude oil(2)	12,221,871	5,524,782	5,820,246
Fuels and lubricants, processed	14,365,208	6,676,201	6,611,062
o/w Oil products(2)	9,128,025	4,161,563	4,409,493
o/w Liquefied Petroleum Gas(2)	4,386,640	2,053,391	1,847,525

Total Raw materials and auxiliary goods	147,773,237	73,629,269	72,952,002

Capital Goods
Capital goods (except transport equipment)	32,915,423	15,635,000	16,443,962
Passenger motor cars	1,044,254	508,254	551,430
Other transport equipment, industrial	5,837,492	3,169,683	1,937,008

Total Capital Goods	39,797,170	19,312,937	18,932,400

Other merchandise(3)	757,482	302,805	420,146
Other goods(4)	2,600,542	1,275,259	1,387,986

Total	222,356,484	108,922,178	110,081,785

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P
	(in thousands of U.S. dollars)
America
North America
United States of America	11,508,215	5,773,735	5,697,704
Canada	2,149,299	1,252,021	1,079,174
Other North America	374	—	79

Total North America	13,657,888	7,025,756	6,776,956

Central and South America
Argentina	1,374,093	989,056	736,054
Brazil	4,796,243	1,790,286	2,568,117
Mexico	359,514	162,008	166,447
Other Central and South America	663,101	337,964	341,145

Total Central and South America	7,192,951	3,279,314	3,811,764

Total America	20,850,839	10,305,070	10,588,720

Europe
European Union
Netherlands	944,430	493,198	406,276
Belgium	686,363	361,228	223,056
Italy	1,728,666	866,788	774,996
Germany	4,550,687	2,382,731	1,680,131
France	1,681,505	867,696	639,795
Spain	579,930	258,901	264,554
Other European Union	3,557,437	1,625,932	1,891,385

Total European Union	13,729,018	6,856,474	5,880,194

United Kingdom	1,103,335	554,862	460,155
Russia	2,243,473	1,055,352	1,062,475
Turkey	648,868	400,196	185,047
Other Europe	1,939,516	1,051,015	1,224,210

Total Europe	19,664,209	9,917,900	8,812,081

	Year Ended December 31,	Five Months Ended May 31,
	2023	2023	2024P
	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	300,890	134,445	205,904
Philippines	1,373,756	717,113	726,952
Cambodia	103,380	33,637	79,040
Lao PDR	83,239	39,253	34,637
Malaysia	10,347,081	5,095,256	4,790,000
Myanmar	149,800	37,473	234,283
Singapore	20,479,857	9,282,182	11,097,522
Thailand	9,970,092	5,155,183	4,858,060
Vietnam	5,117,178	2,371,451	3,006,884

Total ASEAN	47,925,274	22,865,994	25,033,283

Hong Kong SAR	3,807,494	1,947,116	1,551,099
India	6,407,195	3,879,239	2,721,793
Iraq	209	84	479
Japan	16,493,891	8,307,373	6,528,968
South Korea	10,744,900	5,560,526	4,572,572
Pakistan	308,149	85,821	378,287
People’s Republic of China	60,075,861	29,096,700	32,425,862
Saudi Arabia	4,016,022	1,731,105	2,164,720
Taiwan	3,855,454	1,912,123	1,865,369
Other Asia and Middle East	6,845,160	3,253,867	2,503,994

Total Asia and Middle East	160,479,608	78,639,947	79,746,426

Australia and Oceania
Australia	9,284,037	4,279,064	4,820,042
New Zealand	1,134,475	608,938	506,715
Other Australia and Oceania	96,187	28,339	26,946

Total Australia and Oceania	10,514,699	4,916,341	5,353,703

Africa
South Africa	1,250,184	589,106	832,087
Other Africa	8,839,464	4,251,009	4,328,622

Total Africa	10,089,648	4,840,114	5,160,709

Unclassified imports(2)	757,482	302,805	420,146

Total, cif	222,356,484	108,922,178	110,081,785

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

	Year Ended December 31,	Six Months Ended June 30,
	2023P	2023P	2024P

	(in millions of U.S. dollars)
Current account	(2,138)	352	(5,428)
Goods(2)	46,194	24,743	19,234
Total exports (f.o.b.)	257,667	128,418	123,753
Non-oil and gas exports	242,827	121,062	116,349
Oil and gas exports	14,840	7,355	7,404
Total imports (f.o.b.)	(211,473)	(103,675)	(104,519)
Non-oil and gas imports	(176,716)	(87,706)	(86,935)
Oil and gas imports	(34,757)	(15,969)	(17,584)
Services	(17,972)	(9,101)	(9,329)
Primary income	(35,725)	(18,164)	(18,122)
Secondary income	5,365	2,874	2,790
Capital account	50	12	6
Financial account(4)	10,093	(924)	1,033
(i) Public sector	11,905	4,617	7,531
Portfolio investment	8,916	4,393	6,185
Assets	—	—	—
Liabilities	8,916	4,393	6,185
Other investment	2,989	224	1,346
Assets	(102)	—	(864)
Liabilities	3,091	224	2,210
Loans	2,915	110	2,067
Drawings	8,257	2,768	4,781
Repayments	(5,342)	(2,658)	(2,714)
Other liabilities	176	113	143
(ii) Private sector	(1,812)	(5,541)	(6,498)
Direct investment	14,984	8,387	6,037
Assets	(7,101)	(3,362)	(4,405)
Liabilities	22,086	11,749	10,442
Portfolio investment	(6,692)	(4,028)	(4,981)
Assets	(2,880)	(2,101)	(2,355)
Liabilities	(3,812)	(1,927)	(2,626)
Financial derivatives	167	122	(28)
Other investment	(10,272)	(10,021)	(7,527)
Assets	(9,996)	(6,037)	(7,563)
Liabilities	(276)	(3,984)	36
Errors and omissions	(1,705)	(295)	(2,138)
Overall balance	6,301	(855)	(6,527)
Reserves and related items	(6,301)	855	6,527
Memorandum(3)	—	—	—
Reserve asset position	146,384	137,541	140,177

Source:  Bank Indonesia

P	Preliminary.

(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In 2023, the current account recorded a deficit of U.S.$2.1 billion, after registering a U.S.$13.2 billion surplus in 2022. These developments were mainly influenced by a lower goods trade surplus in line with global economic moderation and lower commodity prices, coupled with steady domestic demand. On the other hand, the services trade deficit narrowed in line with a surge of inbound international travelers as the tourism sector continued to recover.

The capital and financial account in 2023 improved, registering a U.S.$10.1 billion surplus compared to the U.S.$8.7 billion deficit in 2022, supported by surpluses in both direct investment and portfolio investment despite global financial market uncertainty. A conducive investment climate and investors’ view with respect to domestic economic outlook maintained direct investment inflows to Indonesia. In addition, portfolio inflows recorded a surplus despite global financial market uncertainty. Yields on domestic financial assets for investment and the release of new financial instruments issued by Bank Indonesia also increased portfolio investment performance.

As a result of the foregoing, Indonesia’s balance of payments in 2023 booked a U.S.$6.3 billion surplus, an increase from the U.S.$4.0 billion surplus in 2022. The official reserve assets as at December 31, 2023 increased to U.S.$146.4 billion from U.S.$137.2 billion as at December 31, 2022.

In the first half of 2024, the current account recorded a deficit of U.S.$5.4 billion, compared to U.S.$0.4 billion surplus recorded in the first half of 2023. This was primarily due to a decrease in the non-oil and gas trade balance surplus due to weakening demand from main trading partners and declining commodity prices. In addition, the oil and gas trade balance deficit widened in line with rising global oil prices.

In the first half of 2024, the capital and financial account registered a U.S.$1.0 billion surplus to reverse the U.S.$0.9 billion deficit in the first half of 2023, supported by increasing surplus in portfolio investment despite persistently global financial market uncertainty. Other investments also recorded a narrower deficit given disbursement of loans by the public and private sectors.

As a result of the foregoing, Indonesia’s balance of payments in the first half of 2024 booked a U.S.$6.5 billion deficit, higher than the U.S.$0.9 billion deficit in the first half of 2023. The official reserve assets as at June 30, 2024 were U.S.$140.2 billion.

Financial System

The Banking System

As of December 31, 2023, total banking assets were Rp11,982.5 trillion, consisting of commercial bank assets of Rp11,765.8 trillion and rural bank assets (including assets of Sharia rural banks) of Rp216.7 trillion.

As of June 30, 2024, total banking assets were Rp12,267.6 trillion, consisting of commercial bank assets of Rp12,048.2 trillion and rural bank assets (including assets of Sharia rural banks) of Rp219.4 trillion.

Islamic Financial System

As of December 31, 2023, of the 88 underwriters licensed by OJK, only 34 were involved in issuances of Sukuk, and of the 94 investment managers licensed by OJK, there are 60 investment managers having Sharia investment management unit and one Sharia investment manager.

As of June 30, 2024, of the 87 underwriters licensed by OJK, only 34 were involved in issuances of Sukuk, and of the 92 investment managers licensed by OJK, there are 59 investment managers having Sharia investment management unit.

As of December 31, 2023, assets of Sharia banks were Rp869.0 trillion, or 7.3% of Indonesia’s total banking assets.

As of June 30, 2024, assets of Sharia banks were Rp874.1 trillion, or 7.1% of Indonesia’s total banking assets.

Anti-Money Laundering Regime

Indonesia became a full member of the Financial Action Task Force on October 27, 2023, demonstrating Indonesia’s long-term commitment to preventing and eradicating money laundering, terrorism financing, and financing of weapons of mass destruction.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of June 28,
	2023	2024P
Base Money (M0)	1,690,270	1,545,590
Currency in Circulation(1)	1,101,748	1,057,824
Commercial Banks Demand Deposits at Bank Indonesia	585,270	443,050
Private sector Demand Deposits	3,070	3,320
Bank Indonesia Certificates (“SBI”)	—	—
Factors Affecting Base Money (M0)	1,690,270	1,545,590
Net Foreign Assets	2,058,128	1,961,608
Claims on Non-Residents	2,354,811	2,398,778
Liabilities to Non-Resident	(296,683)	(437,170)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(378,193)	(413,412)
Claims on central Government	87,814	81,211
Liabilities to central Government	(466,008)	(494,623)
Claims on Other Sectors	9,767	9,779
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,767	9,779
Open Market Operations(2)	460,247	540,361
Other Liabilities to Commercial & Rural Banks	(65,007)	(72,783)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(398,168)	(479,381)
Net Other items	3,441	(639)

Source:  Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)	Consists of SBI, Bank Indonesia syariah certificate, repo open market operations, term deposits, Bank Indonesia deposit facility, Bank Indonesia lending facility, government bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of June 30, 2024

	Number of institutions	Assets*		Percentage of total assets
		(in trillions of Rupiah)		(%)
Banking:
Commercial banks	106	12,048.2		98.2
Rural credit banks(1)	1,392	219.4		1.8

Total banking	1,498	12,267.6		100.0

Insurance:
Life insurance	49	586.6		33.9
General insurance & Reinsurance	79	275.5		15.9
Social insurance(2)	2	868.9		50.2

Total insurance	130	1,731.0		100.0

Pension funds:
Financial institution pension funds	168	233,97		62.8
Employer pension funds	25	138,73		37.2

Total pension funds	193	372.7		100.0

Finance companies(3)	146	579.5		42.8
Venture capital companies	54	26.4		2.0
Securities companies(4)	120	86.6	(5)	6.4
Mutual funds (collective investment schemes. not institutions)	1,546	486.5		36.0
Credit guarantee companies	29	47.3		3.5
Pawn shops	167	96.3		7.1
Fintech peer to peer Lending(6)	100	7.5		0.6
Micro Financial Institution(7)	249	1.6		0.1
Insurance and Reinsurance Brokers	192	21.1		1.6

Total	2,603	1,352.7		100.0

Source:  OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing. working capital financing. multipurpose financing. Sharia financing and other financing based on OJK approval.

(4)	These include 29 securities companies that are not members of a securities exchange but acting as broker-dealers and/or underwriters.
(5)

Assets of securities companies for June 2024 are as declared in their semi-annual financial report or in the event that such company’s semi-annual financing report is not yet available, their Report on Net Adjusted Working Capital.

(6)	Fintech peer to peer Lending includes Sharia.
(7)	Micro Financial Institution includes Sharia MFI.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of June 30,
	2023P	2024P
	(in trillions of Rupiah)
Assets
Loans	7,186.9	7,567.8
Interbank Assets	258.4	294.6
Placements at Bank Indonesia	1,047.8	798.2
Securities (including Government Bonds)	1,987.8	2,252.9
Equity Participation	116.7	126.1
Other Claims	661.6	495.0
Others	506.7	513.7

Total Assets	11,765.8	12,048.2
Liabilities
Third Party Funds	8,457.9	8,722.0
Liabilities owed to Bank Indonesia	17.6	17.1
Interbank Liabilities	198.4	203.7
Securities	99.0	95.8
Borrowing	308.3	323.2
Other Liabilities	239.4	257.8
Guarantee Deposits	4.9	3.9
Others	680.7	669.9
Capital:
Paid in Capital	312.8	316.8
Reserves	97.7	104.7
Current Earnings/Loss	243.3	126.5
Retained Earnings/Loss	738.6	839.1
Estimates of Additional Paid in Capital	288.2	296.2
Others	78.9	71.4

Total Liabilities and Capital	11,765.8	12,048.2

Source:  OJK

P	Preliminary.

The following table sets forth the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of June 30,
	2023P	2024P

	(percentages)
CAR	27.8	26.1

Source:  OJK

P	Preliminary.

Non-Performing Loans

The following table sets forth the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of June 30,
	2023P	2024P

	(percentages)
Gross NPL ratio	2.2	2.3

Source: OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the six months ended June 30, 2024.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	12,092.5
Listed shares (in billions of shares)	11,699.6
Average daily transaction value (in billions of Rupiah)(1)	12,277.6
Average daily transaction volume (in millions of shares)(1)	18,232.1

Source: IDX

The Indonesia Sharia Stock Index, or ISSI, comprised 593 Sharia stocks listed on the IDX as of June 30, 2024. As of June 30, 2024, the market capitalization of the ISSI was Rp6,590.4 trillion.

Monetary Policy

In August 2024, Bank Indonesia maintained the BI rate at 6.25%, while maintaining the deposit facility rate and lending facility rate at 5.50% and 7.00%, respectively.

This decision is consistent with the pro-stability focus of monetary policy, namely as a pre-emptive and forward-looking measure to maintain inflation within the 2.5%±1% target corridor in 2024 and 2025. Bank Indonesia will maintain pro-growth macroprudential and payment system policies to foster sustainable economic growth. Bank Indonesia expects to hold an accommodative macroprudential policy stance to revive bank lending/financing to businesses and households, while maintaining prudential principles. Payment system policy is directed towards bolstering reliable infrastructure and reinforcing the structure of the payment system industry, while expanding acceptance of payment system digitalization.

Bank Indonesia, therefore, aims to strengthen its policy mix of monetary, macroprudential and payment systems to maintain stability and to support sustainable economic growth against a backdrop of persistently elevated global financial market uncertainty through the following measures:

1.	strengthening the pro-market monetary operations strategy to enhance monetary policy effectiveness in terms of Rupiah stabilization by:

a.	strengthening the interest rate structure of the Rupiah money market to maintain attractive yields and increase portfolio inflows to domestic financial assets for investment; and

b.	optimizing SRBI, Bank Indonesia foreign currency securities and Bank Indonesia foreign currency sukuk;

2.	stabilizing the Rupiah through foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions, as well as government securities in the secondary market;

3.	strengthening the competitive government securities term-repo and foreign exchange swap transaction strategies to maintain adequate liquidity in the banking industry;

4.	strengthening prime lending rate transparency policy with a focus on interest rates by priority economic sector based on macroprudential liquidity incentive policy;

5.

implementing the Indonesia Payment System Blueprint 2030 (Blueprint Sistem Pembayaran Indonesia 2030), which was launched by Bank Indonesia in August 2024, with focus on infrastructure development and industry structure consolidation;

6.

increasing the acceptance of digital payment services by expanding Quick Response Code Indonesia Standard and the Indonesian Credit Card (Kartu Kredit Indonesia) (i.e., credit cards that use an Indonesian payment network) for the government segment; and

7.

expanding international financial cooperation and central bank cooperation, including structured bilateral cooperation, while promoting trade and investment in priority sectors in synergy with relevant institutions.

Policy coordination between Bank Indonesia and the Government is also constantly strengthened to mitigate the risks posed by persistently high global uncertainty. Bank Indonesia strengthens policy coordination with the (central and regional) Government through the National Movement for Food Inflation Control in various regions within inflation control teams of the Central Government and Regional Government. Monetary and fiscal policy coordination is strengthened to maintain macroeconomic stability and bolster economic growth momentum. Furthermore, policy synergy between Bank Indonesia and the Financial System Stability Committee is also strengthened to maintain financial system stability and revive bank lending/financing to businesses.

Money Supply

The following table sets forth the money supply as of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1(1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2023	1,690,270	975,928	1,699,406	2,260,192	4,935,525	3,862,393	28,613	8,826,531
June 2024	1,545,590	958,623	1,733,820	2,316,022	5,008,465	3,948,094	69,653	9,026,212

Source: Bank Indonesia

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2023	1,967,180	907,964	6,545,841	1,222,684
June 2024	1,891,002	795,471	6,761,376	1,356,469

Source: Bank Indonesia

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of June 28, 2024, broad money grew by 7.8% (year-on-year) compared to 6.1% (year-on-year) as of June 30, 2023, due to an increase in narrow money. Narrow money grew by 7.0% (year-on-year) as of June 28, 2024 compared to 3.9% (year-on-year) as of June 30, 2023, due to higher growth of Rupiah demand deposits and Rupiah saving deposits. Quasi money grew slower by 7.7% (year-on-year) as of June 28, 2024 compared to 9.2% (year-on-year) as of June 30, 2023, due to a slower growth in time deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	2,021.2	2,118.3	2,154.2	2,309.9	2,218.4	1,028.0
Non-tax revenue	441.4	515.8	612.5	492.0	549.1	288.4
Total domestic revenues	2,462.6	2,634.1	2,766.7	2,801.9	2,767.5	1,316.5
Grants	0.4	3.1	17.2	0.4	34.9	4.3

Total revenues and grants	2,463.0	2,637.2	2,783.9	2,802.3	2,802.5	1,320.7

Expenditures:
Central government expenditures	2,246.5	2,302.5	2,239.8	2,467.5	2,558.2	997.9
Transfer to regions and rural fund	814.7	814.7	881.4	857.6	854.0	400.1

Total expenditures	3,061.2	3,117.2	3,121.2	3,325.1	3,412.2	1,398.0

Primary balance(1)	(156.8)	(38.5)	102.6	(25.5)	(110.8)	162.7
Surplus/(deficit)	(598.2)	(479.9)	(337.3)	(522.8)	(609.7)	(77.3)
Financing:
Debt Financing	696.3	421.2	404.0	648.1	553.1	214.7
Investment Financing	(176.0)	(176.0)	(89.9)	(176.2)	(92.0)	(47.8)
On-Lending	5.3	5.3	4.5	(0.3)	(2.6)	0.7
Government Guarantee	(0.3)	(0.3)	(0.3)	(0.8)	(0.8)	0.0
Other Financing	72.8	229.7	38.5	52.0	152.0	0.4

Total Financing	598.2	479.9	356.7	522.8	609.7	168.0

Source: Ministry	of Finance
L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	61.4	71.7	68.8	76.4	61.9	34.4
Non-oil and gas	873.6	977.9	992.5	1,063.4	1,003.6	519.6

Total income tax	935.1	1,049.5	1,061.2	1,139.8	1,065.5	554.0
Value added tax (VAT)	743.0	731.0	763.6	811.4	815.5	332.8
Land and building tax	31.3	26.9	33.3	27.2	33.2	3.3
Excises	245.4	227.2	221.9	246.1	230.5	101.8
Other taxes	8.7	10.8	9.7	10.5	7.7	3.7

Total domestic taxes	1,963.5	2,045.5	2,089.7	2,235.0	2,152.4	995.6

International trade taxes:
Import duties	47.5	53.1	50.9	57.4	50.3	24.3
Export tax	10.2	19.8	13.6	17.5	15.6	8.1

Total international trade taxes	57.7	72.9	64.5	74.9	66.0	32.4

Total tax revenues	2,021.2	2,118.3	2,154.2	2,309.9	2,218.4	1,028.0

Non-tax revenues:
Natural resources:
Oil	96.1	76.4	87.4	80.5	89.2	48.3
Gas	35.0	27.3	28.8	29.6	32.2	7.2

Total oil and gas	131.2	103.6	116.2	110.2	121.5	55.5
General mining	54.0	110.0	129.1	85.8	102.1	54.4
Forestry	5.2	5.7	5.4	6.0	6.0	2.8
Fishery	3.5	1.6	0.6	3.5	3.5	0.4
Geothermal	2.1	2.4	2.8	2.2	2.5	1.3

Total non-oil and gas	64.8	119.7	138.0	97.5	114.0	58.9

Total natural resources	196.0	223.3	254.2	207.7	235.5	114.4

Profit transfer from SOEs	49.1	81.5	82.1	85.8	85.8	60.1
Other non-tax revenues	113.3	131.5	180.4	115.1	147.3	73.4
Public Service Agency (BLU) Income	83.0	79.5	95.9	83.4	80.4	40.6

Total non-tax revenues	441.4	515.8	612.5	492.0	549.1	288.4

Total domestic revenues	2,462.6	2,634.1	2,766.7	2,801.9	2,767.5	1,316.5

Grants	0.4	3.1	17.2	0.4	34.9	4.3

Total revenues and grants	2,463.0	2,637.2	2,783.9	2,802.3	2,802.5	1,320.7

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”

Government revenues realization improved by 5.6%, from Rp2,635.8 trillion in 2022, to Rp2,783.9 trillion in 2023, representing 105.6% of the 2023 revised budget Government revenues. Tax revenues realization was Rp2,154.2 trillion or an increase of 5.9% from Rp2,034.6 trillion in 2022, and non-tax revenues realization was Rp612.5 trillion or an increase of 2.8% from Rp595.6 trillion in 2022, representing 101.7% and 118.7% of the 2023 revised budget figures, respectively.

Government revenues realization decreased by a 6.2%, from Rp1,407.9 trillion in the first half of 2023 to Rp1,320.7 trillion in the first half of 2024, representing 47.1% of the 2024 budget Government revenues. Tax revenues realization was Rp1,028.0 trillion or a decrease of 7.0% from Rp1,105.6 trillion in the first half of 2023 and non-tax revenues realization was Rp288.4 trillion or a decrease of 4.5% from Rp302.1 trillion in the first half of 2023, representing 44.5% and 58.6% of the 2024 budget figures, respectively.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	442.5	442.5	412.7	484.4	460.9	263.7
Good and services expenditures	375.9	375.9	432.7	407.0	436.9	175.8
Capital expenditures	210.3	210.3	303.0	247.5	338.9	81.4
Interest payments:
Domestic debt	426.8	426.8	409.3	456.8	454.4	218.0
Foreign debt	14.6	14.6	30.6	40.5	44.6	22.0
Total interest payments	441.4	441.4	439.9	497.3	499.0	240.0
Subsidies:
Energy subsidies	212.0	212.0	164.3	189.1	192.8	72.6
Non-energy subsidies	86.5	86.5	105.3	96.9	121.1	21.5
Total subsidies	298.5	298.5	269.6	286.0	313.8	94.1
Grant expenditures	0.0	0.0	0.2	0.0	0.0	0.0
Social assistance(1)	148.6	148.6	156.6	157.3	153.3	75.8
Other expenditures	329.3	385.3	225.0	388.0	355.4	67.1

Total central Government expenditures	2,246.5	2,302.5	2,239.8	2,467.5	2,558.2	997.9

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	136.3	136.3	205.7	143.1	143.1	55.9
General allocation funds	396.0	396.0	398.0	427.7	427.7	224.5
Total general transfer funds	532.3	532.3	603.7	570.8	570.8	280.4
Specific allocation funds:
Physical special allocation fund	53.4	53.4	50.3	53.8	51.0	3.5
Non-physical special allocation fund	130.3	130.3	128.1	133.8	132.7	67.9
Grants to Regions(2)	2.1	2.1	2.9	0.5	1.1	0.1
Total specific allocation funds	185.8	185.8	181.4	188.1	184.8	71.5
Total balanced funds	718.1	718.1	785.0	758.9	755.6	351.9
Regional incentive fund	—	—	—	—	—	—
Specific autonomy funds(3)	17.2	17.2	17.2	18.3	18.3	4.3
Specific Fund for Special Region of Yogyakarta	1.4	1.4	1.4	1.4	1.4	1.1
Fiscal Incentives(4)	8.0	8.0	7.9	8.0	7.8	2.0
Total Transfer to Regions	744.7	744.7	811.5	786.6	783.1	359.3
Rural Fund	70.0	70.0	69.9	71.0	70.9	40.8

Total transfers to regions and Rural Fund	814.7	814.7	881.4	857.6	854.0	400.1

Total Government expenditures	3,061.2	3,117.2	3,121.2	3,325.1	3,412.2	1,398.0

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Total Government expenditures in 2023 reached Rp3,121.2 trillion or an increase of 0.8% from Rp3,096.3 trillion in 2022, representing 100.1% of the 2023 revised budget Government expenditures. This was primarily driven by the realization of transfer to regions and rural fund which increased by 8.0% from Rp816.2 trillion to Rp881.4 trillion, representing 108.2% of the 2023 revised budget figure, partially offset by the decrease of 1.8% in central Government expenditures from Rp2,280.0 trillion to Rp2,239.8 trillion, representing 97.3% of the 2023 revised budget figure.

Total Government expenditures in the first half of 2024 reached Rp1,398.0 trillion or an increase of 11.3% from Rp1,255.7 trillion in the first half of 2023, representing 42.0% of the 2024 budget Government expenditures. Central Government expenditures reached Rp997.9 trillion or an increase of 11.9% from Rp891.6 trillion in the first half of 2023, representing 40.4% of the 2024 revised budget figure. Transfer to regions and rural funds reached Rp400.1 trillion or an increase of 9.9% from Rp364.1 trillion for the first half of 2023, representing 46.7% of the 2024 revised budget figure.

Fuel Prices and Subsidies

The following table sets forth the amounts of subsidies for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	212.0	212.0	164.3	189.1	192.8	72.6
Non-energy subsidies	86.5	86.5	105.3	96.9	121.1	21.5

Total subsidies	298.5	298.5	269.6	286.0	313.8	94.1

Source:   Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P

	(Percentages)
General public services	29.6	31.3	36.2	34.8	30.5	31.9
Defense	6.0	5.8	7.7	5.5	6.8	6.5
Public order and safety	8.1	7.9	8.6	7.7	8.5	9.5
Economic affairs	8.2	27.5	21.7	26.0	30.1	22.1
Environmental protection	0.6	0.6	0.6	0.6	0.6	0.5
Housing and community amenities	1.4	1.4	1.7	1.5	1.6	1.2
Health	4.3	4.2	4.4	4.0	3.9	4.2
Tourism and culture	0.2	0.2	0.2	0.1	0.1	0.1
Religion	0.5	0.5	0.5	0.5	0.4	0.6
Education	10.4	10.2	7.7	9.0	7.0	8.5
Social protection	10.7	10.5	10.8	10.3	10.4	14.9

Total	100.0	100.0	100.0	100.0	100.0	100.0

Source:   Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”

The following table sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P

	(in trillions of Rupiah)
Education	612.2	624.3	503.8	665.0	560.3	258.2
Infrastructure	391.7	391.7	389.3	423.4	388.9	135.1
Energy Subsidy	212.0	212.0	164.3	189.1	192.8	72.6
Health	178.7	178.7	183.2	187.5	187.6	78.2

Source:   Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year Ended December 31,					Six Months Ended June 30,
	2023B	2023R	2023L	2024B	2024O	2024P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	712.9	437.8	308.2	666.4	451.9	206.2
Loans
Domestic loans (net)	0.7	0.7	14.6	(0.6)	20.1	1.9
Foreign loans:
Gross drawings:
Program loan	29.5	29.5	83.0	30.0	45.0	30.4
Project loan	32.6	32.6	79.7	37.8	125.4	19.4
Total gross drawing	62.1	62.1	162.7	67.8	170.4	49.8
Amortization	(79.4)	(79.4)	(81.5)	(85.5)	(89.2)	(43.2)
Total foreign loan (net)	(17.4)	(17.4)	81.2	(17.7)	81.2	6.6
Total loans (net)	(16.6)	(16.6)	95.8	(18.4)	101.3	8.5

Total debt financing	696.3	421.2	404.0	648.1	553.1	214.7

Investment financing
Investment to SOEs	(45.8)	(45.8)	(42.1)	(30.7)	(30.7)	(28.2)
Investment to other institutions	—	—	—	(10.0)	(5.0)	—
Investment to public service agencies	(53.9)	(53.9)	(52.5)	(41.2)	(31.2)	(15.0)
Investment in financial organizations/institutions	(1.5)	(1.5)	(1.6)	(1.9)	(2.0)	(2.0)
Revenue of investment	—	—	26.8	—	27.7	3.3
Government’s Investments	(19.5)	(19.5)	(20.5)	(13.7)	(13.7)	(6.0)
Others investment financing	(49.5)	(49.5)	—	(65.7)	(37.1)	—
Investment financing reserves	(5.7)	(5.7)	—	(13.0)	—	—

Total investment financing	(176.0)	(176.0)	(89.9)	(176.2)	(92.0)	(47.8)

Lending	5.3	5.3	4.5	(0.3)	(2.6)	0.7
Government guarantee	(0.3)	(0.3)	(0.3)	(0.8)	(0.8)	—
Other financing	72.8	72.8	38.5	52.0	152.0	0.4

Total financing (net)	598.2	479.9	356.7	522.8	609.7	168.0

Source:   Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
O	Outlook. The figures in this column are full-year outlook for the 2024 Budget, as described in “Recent Developments—Preliminary First Semester Realization Results and Second Semester Outlook.”

Public Debt

As of June 30, 2024, the central Government’s foreign debt-to-GDP ratio was 11.3%, with foreign debt to total debt ratio of 28.9%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of June 30,
	2023	2024P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	36.8	36.6
Bilateral creditors	20.3	16.1
Commercial(2)	94.8	96.1
Total	152.0	148.8
Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	11.2%	11.3%

Source:   Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of June 30, 2024, 64.6% and 35.4% of the outstanding external public debt of the Republic are from commercial and concessional loans. respectively. The total outstanding external public debt of the Republic as of June 30, 2024 was U.S.$148.8 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of June 30,
	2023P	2024P

	(in millions of U.S. dollars)
Bilateral loans	20,310.4	16,086.2
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	21,893.7	21,508.6
Asian Development Bank	11,272.9	10,562.3
Islamic Development Bank	1,339.7	1,281.8
Nordic Investment Bank	6.3	5.7
European Investment Bank	—	—
International Fund for Agricultural Development	282.7	279.9
Asian Infrastructure Development Bank	2,013.4	2,989.0
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	36,808.7	36,627.4

Total loans	57,119.1	52,713.6

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31, 2023P		As of June 30, 2024P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	107,885	107,885	105,501	105,501
Japanese yen	2,531,210	17,904	2,674,196	16,620
Euros	21,746	24,067	23,195	24,807
SDR	342	458	260	342
British pounds	—	—	—	—
Others	Multiple Currencies	1,640	Multiple Currencies	1,509
Total	N/A	151,953	N/A	148,779

Source: Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of June 30, 2024, 70.9%, 11.2%, 16.7% and 1.2% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including SDR) respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2022R	11.9	4.3	16.2
2023R	11.8	5.6	17.5
2024*	6.1	3.1	9.2
2025**	13.7	6.0	19.7
2026**	12.4	5.6	18.1

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2024 to June 30, 2024 and (ii) projected principal and interest payments to be made from July 1, 2024 to December 31, 2024 based on external debt outstanding as of June 30, 2024.

**	Projected based on external debt outstanding as of June 30, 2024.

External Debt of Bank Indonesia

As of December 31, 2023, the external debt of Bank Indonesia amounted to U.S.$8,635 million, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. As of June 30, 2024, the external debt of Bank Indonesia amounted to U.S.$8,463 million, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2023P	0.0	173.5	173.5
2024*	0.0	271.4	271.4

Source: Bank Indonesia

P	Preliminary
*	Projected based on external debt outstanding as of June 30, 2024.
(1)	Excludes SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2024, as of June 30, 2024.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State Owned Enterprises(1)

	As of December 31,	As of June 30,
	2023P	2024P

	(in millions of U.S. dollars)
Financial institutions:
Bank	6,847	5,754
Non-bank	1,881	1,351

Total financial institutions	8,728	7,105
Non-financial institutions	39,826	38,898

Total	48,554	46,003

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of June 30,
	2023P	2024P

	(in trillions of Rupiah)
Total domestic public debt(1)	5,844.4	6,005.8

Source: Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2022R	317.5	310.8	628.4
2023R	444.5	354.5	799.0
2024*	216.6	189.3	405.9
2025**	588.0	360.4	948.4
2026**	625.5	333.0	958.5

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2024 to June 30, 2024 and (ii) projected principal and interest payments to be made from July 1, 2024 to December 31, 2024 based on external debt outstanding as of June 30, 2024.

**	Projected based on external debt outstanding as of June 30, 2024.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average

	Rupiah per U.S. dollar
2019	13,883	14,139
2020	14,050	14,525
2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247
January 2024	15,780	15,622
February 2024	15,715	15,650
March 2024	15,855	15,709
April 2024	16,260	16,112
May 2024	16,250	16,070
June 2024	16,375	16,329
July 2024	16,260	16,243

Source: Bank Indonesia

As of July 31, 2024, the Rupiah depreciated by 5.3% to Rp16,260 per U.S. dollar from Rp15,397 per U.S. dollar as of December 29, 2023. On average, the Rupiah depreciated by 6.1% from Rp15,247 per U.S. dollar for 2023, to Rp16,243 per U.S. dollar for July 2024. The Rupiah in August 2024 (as of August 21, 2024) appreciated to reach Rp15,485 per U.S. dollar, improving 5.0% on the position recorded at the end of July 2024, in response to the monetary policy mix instituted by Bank Indonesia, an influx of foreign capital inflows and early signs that global financial market uncertainty is subsiding. Moving forward, the Rupiah exchange rate is projected by Bank Indonesia to continue strengthening in line with expected attractive yields, low inflation and solid economic growth in Indonesia, as well as Bank Indonesia’s firm policy commitments. Furthermore, Bank Indonesia continues optimizing the monetary instruments available, which includes strengthening its pro-market monetary operations strategy through the instruments of SRBI, Bank Indonesia foreign currency securities and Bank Indonesia foreign currency sukuk.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,		As of July 31,
	2023P		2024

	(in millions of U.S. dollars, except for months)
Gold	5,234		6,106
SDRs	7,464		7,357
Reserve position with the IMF	1,064		1,051
Foreign exchange and others	132,621		130,900

Total	146,384		145,414

Total as number of months of imports and Government external debt repayments	6.5	P	6.3	P

Source: Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of July 31, 2024, official international reserves position was U.S.$145.4 billion, equivalent to 6.3 months of imports and servicing government’s external debt, which is well above the international adequacy standard of around three months of imports.

Regional Swap Arrangements of the Republic

As of July 31, 2024, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31, 2023L	As of June 30, 2024P

	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.2	39.1
Debt service to GDP ratio	5.1	2.9
Total public debt of the central Government (in billions of U.S.$)(1)	530.5	515.1
—% in Loans	12.3	12.2
—% in Bonds	87.7	87.8

Source:  Ministry of Finance, Bank Indonesia

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of June 30, 2024, the central Government’s debt-to-GDP ratio was 39.1%, with U.S.$515.1 billion of total public debt of the central Government, 12.2% of which are in loans and 87.8% are in bonds.